As filed with the Securities and Exchange Commission on February 19, 2013

Registration No. 333-185145

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Stifel Financial Corp.

(Exact name of registrant as specified in its charter)

Delaware	6211	43-1273600
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

501 North Broadway

St. Louis, MO 63102

(314) 342-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James M. Zemlyak

Senior Vice President and Chief Financial Officer

Stifel Financial Corp.

501 North Broadway

St. Louis, MO 63102

(314) 342-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James L. Nouss, Jr., Esq. Robert J. Endicott, Esq. Bryan Cave LLP 211 North Broadway, Suite 3600 St. Louis, MO 63102 (314) 259-2000	Mitchell B. Kleinman, Esq. General Counsel and Executive Vice President KBW, Inc. 787 Seventh Avenue New York, New York 10019 (212) 887-7777	Mitchell S. Eitel, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy-statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

EXPLANATORY NOTE

This post–effective Amendment No. 1 to Stifel Financial Corp.’s Registration Statement on Form S–4 (Registration

No. 333-185145) originally filed with the Securities and Exchange Commission on November 26, 2011, (as amended by Amendment No. 1, filed December 20, 2012, and Amendment No. 2, filed January 4, 2013), is being filed for the sole purpose of amending the exhibit index to include Exhibits No. 8.3, 8.4, 23.5 and 23.6 filed herewith.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits. The following Exhibits are filed as part of, or are incorporated by reference in, this Registration Statement:

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of November 5, 2012 among Stifel Financial Corp., SFKBW One, Inc., SFKBW Two, LLC and KBW, Inc. (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference) (the schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S–K).

3.1	Restated Certificate of Incorporation of the Registrant, as amended, incorporated herein by reference Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (333-160523) filed on July 10, 2009.

3.2	Amended and Restated By-laws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on August 10, 2012).

5.1	Opinion of Bryan Cave LLP

8.1	Opinion of Bryan Cave LLP relating to certain U.S. tax matters

8.2	Opinion of Sullivan & Cromwell LLP relating to certain U.S. tax matters

8.3*	Opinion of Bryan Cave LLP relating to U.S. tax matters (delivered to Stifel Financial Corp. at the closing of the merger)

8.4*	Opinion of Sullivan & Cromwell LLP relating to U.S. tax matters (delivered to KBW, Inc. at the closing of the merger)

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Stifel Financial Corp.

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm of KBW, Inc.

23.3	Consent of Bryan Cave LLP (included in Exhibits 5.1 and 8.1)

23.4	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.2)

23.5*	Consent of Bryan Cave LLP (included in Exhibit 8.3)

23.6*	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.4)

24.1	Power of Attorney

99.1	Form of KBW, Inc. proxy card.

99.2	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

99.3	Consent of Keefe, Bruyette & Woods, Inc.

99.4	Consent of Thomas B. Michaud as person named to become a director of Stifel Financial Corp. upon consummation of the merger

*	Filed herewith

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on February 19, 2013.

STIFEL FINANCIAL CORP.

By:	/s/ Ronald J. Kruszewski
Name: Ronald J. Kruszewski
Title: Chairman of the Board, President
and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Ronald J. Kruszewski Ronald J. Kruszewski	Chairman of the Board, President, Chief Executive Officer (Principal Executive Officer), and Director	February 19, 2013

/s/ James M. Zemlyak James M. Zemlyak	Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer), and Director	February 19, 2013

/s/ Bruce A. Beda* Bruce A. Beda	Director	February 19, 2013

/s/ Michael W. Brown* Michael W. Brown	Director	February 19, 2013

/s/ Charles A. Dill* Charles A. Dill	Director	February 19, 2013

/s/ John P. Dubinsky* John P. Dubinsky	Director	February 19, 2013

/s/ Robert E. Grady* Robert E. Grady	Director	February 19, 2013

/s/ Fredrick O. Hanser* Fredrick O. Hanser	Director	February 19, 2013

/s/ Richard J. Himelfarb* Richard J. Himelfarb	Director	February 19, 2013

/s/ Alton F. Irby III* Alton F. Irby III	Director	February 19, 2013

/s/ Robert E. Lefton* Robert E. Lefton	Director	February 19, 2013

/s/ Thomas P. Mulroy* Thomas P. Mulroy	Director	February 19, 2013

/s/ Victor J. Nesi* Victor J. Nesi	Director	February 19, 2013

/s/ James M. Oates* James M. Oates	Director	February 19, 2013

Signature	Title	Date

/s/ Ben A. Plotkin* Ben A. Plotkin	Director	February 19, 2013

/s/ Thomas W. Weisel* Thomas W. Weisel	Chairman of the Board and Director	February 19, 2013

/s/ Kelvin R. Westbrook* Kelvin R. Westbrook	Director	February 19, 2013

*By:	/s/ James M. Zemlyak
James M. Zemlyak
Attorney-in-Fact

EXHIBIT INDEX

2.1	Agreement and Plan of Merger dated as of November 5, 2012 among Stifel Financial Corp., SFKBW One, Inc., SFKBW Two, LLC and KBW, Inc. (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference) (the schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S–K).

3.1	Restated Certificate of Incorporation of the Registrant, as amended, incorporated herein by reference Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (333-160523) filed on July 10, 2009.

3.2	Amended and Restated By-laws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on August 10, 2012).

5.1	Opinion of Bryan Cave LLP

8.1	Opinion of Bryan Cave LLP relating to certain U.S. tax matters

8.2	Opinion of Sullivan & Cromwell LLP relating to certain U.S. tax matters

8.3*	Opinion of Bryan Cave LLP relating to U.S. tax matters (delivered to Stifel Financial Corp. at the closing of the merger)

8.4*	Opinion of Sullivan & Cromwell LLP relating to U.S. tax matters (delivered to KBW, Inc. at the closing of the merger)

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Stifel Financial Corp.

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm of KBW, Inc.

23.3	Consent of Bryan Cave LLP (included in Exhibits 5.1 and 8.1)

23.4	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.2)

23.5*	Consent of Bryan Cave LLP (included in Exhibit 8.3)

23.6*	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.4)

24.1	Power of Attorney

99.1	Form of KBW, Inc. proxy card.

99.2	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

99.3	Consent of Keefe, Bruyette & Woods, Inc.

99.4	Consent of Thomas B. Michaud as person named to become a director of Stifel Financial Corp. upon consummation of the merger

*	Filed herewith